Zones Announces Financial Results for the Third Quarter of 2006

AUBURN, WA -- 10/26/2006 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):
--	Quarterly net income increased 23.1% compared to the prior year
--	Q3 2006 EPS increased to $0.14 per diluted share compared to $0.12 in Q3 2005
--	Small and medium business Q3 2006 net sales increased 17.5% compared to the same quarter of the prior year
--	Customer unassisted sales increased 45.3% over last year

Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the quarter ended September 30, 2006. Total net sales were $137.9 million compared to $152.8 million in the third quarter of 2005. Prior year third quarter sales included a significant nonrecurring purchase of $25.6 million from a single customer. The Company reported net income of $2.1 million, or $0.14 per diluted share, compared with net income of $1.7 million, or $0.12 per diluted share, for the same quarter a year ago.

Firoz Lalji, CEO, said, "I am satisfied with the continued expansion of our operating margins which increased 50 basis points over the same period last year." Lalji continued, "We remain committed to the objective of 3% operating margins which we expect to attain through margin management, while leveraging our operating expense base as we grow our revenue."

Net sales for the nine months ended September 30, 2006 increased to $417.1 million from $406.7 million for the corresponding period of last year. Net income for the nine months ended September 30, 2006 increased 64.4% to $6.7 million, or $0.46 per diluted share, compared to net income of $4.1 million, or $0.28 per diluted share in the first nine months of 2005.

Operating Highlights

Consolidated outbound sales decreased 9.0% to $135.4 million in the quarter ended September 30, 2006, compared to $148.8 million in the corresponding period of last year. Outbound sales, as a percent of total net sales, for the three month period ended September 30, 2006 and 2005 were 98.2% and 97.4%, respectively. Unassisted sales (principally web based), which represent 26.8% of total sales, increased to $37.0 million, a 45.3% increase over the same period of 2005. Certain strategic product categories contributed to the year over year growth, including network communications, memory and processors, and desktops and servers, which categories increased 32.7%, 15.2% and 11.9%, respectively.

Gross profit margin improved 230 basis points to 11.9% in the third quarter of 2006, compared to 9.6% in the third quarter of 2005, but declined from 13.4% in the second quarter of 2006. The gross profit margin percentage in 2005 was negatively affected by a one time competitive cost concession to one customer in support of a significant purchase of Zones' technology products. The sequential decrease in gross profit margin percentage was primarily due to product and customer mix, vendor programs and a decrease in contributions from enterprise software agreements. Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 8.2% in the third quarter of 2006. This represents an increase from 6.6% in the corresponding period of the 2005 and a sequential decline from 8.8% in the second quarter of 2006. The year over year increase is due to compensation and benefit related expenses, coupled with a decrease in sales volume.

Asset Management

During the quarter, the Company repurchased and retired 89,200 shares of its common stock for $767,000, which is an average price of $8.60 per share. The Company ended the third quarter of 2006 with over $6.9 million of cash and had no outstanding interest bearing borrowings against its line of credit. Consolidated working capital was $39.3 million at September 30, 2006, compared with $33.4 million at December 31, 2005.

The Company's net inventory of $21.2 million at September 30, 2006 increased from $19.7 million at December 31, 2005. Inventory turns at September 30, 2006 are 24 times annualized. Trade accounts receivable decreased to $64.4 million at September 30, 2006 from $67.7 million at December 31, 2005. Days sales outstanding were 46 days, compared to 45 days at December 31, 2005.

About Zones, Inc.

Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the third quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held Friday, October 27, 2006 at 8:30 am PT.

This press release may contain statements that are forward looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, account executive hiring and productivity, increased expenses of being a public company, pressure on margin, competition, state tax uncertainties, rapid technological change and inventory obsolescence, reliance on vendor relationships, dependence on personnel, potential disruption of business from information systems failure, reliance on outsourced distribution, and other risks and uncertainties detailed in the Company's filings with the SEC.

ZONES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$6,947	$3,195
Receivables, net of allowance for doubtful accounts of $1,910 and $1,562	65,273	68,318
Vendor Receivables	8,567	14,750
Inventories, net	21,230	19,736
Prepaids	1,102	922
Deferred tax asset	1,347	1,346

Total current assets	104,466	108,267

Property and equipment, net	4,009	3,810
Goodwill	5,098	5,098
Other assets	195	179

Total assets	$113,768	$117,354

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,710	$45,359
Inventory Financing	14,813	8,469
Accrued liabilities and other	9,655	9,069
Line of credit	-	10,700
Notes payable to former shareholders of CPCS, Inc.	-	1,272

Total current liabilities	65,178	74,869

Note payable	10	21
Deferred income tax	35	35
Deferred rent obligation	1,386	1,112

Total liabilities	66,609	76,037

Commitments and contingencies

Shareholders' equity:
Common stock	36,642	37,503
Retained earnings	10,517	3,814

Total shareholders' equity	47,159	41,317

Total liabilities & shareholders' equity	$113,768	$117,354

ZONES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Net sales	$137,900	$152,758	$417,108	$406,719
Cost of sales	121,522	138,146	364,755	362,808

Gross profit	16,378	14,612	52,353	43,911
Selling, general and administrative expenses	11,291	10,068	35,918	32,245
Advertising expense	1,717	1,608	5,286	4,747

Income from operations	3,370	2,936	11,149	6,919

Other (income) expense:	(19)	191	281	303

Income before income taxes	3,389	2,745	10,868	6,616
Provision for income taxes	1,309	1,055	4,164	2,539

Net income	$2,080	$1,690	$6,704	$4,077

Basic earnings per share	$0.16	$0.13	$0.51	$0.30
Shares used in computation of basic earnings per share	13,225	13,398	13,190	13,407

Diluted earnings per share	$0.14	$0.12	$0.46	$0.28
Shares used in computation of diluted earnings per share	14,782	14,327	14,721	14,340

Operating Highlights
Supplemental Data

	Three months ended		Nine months ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Operating Data
Number of orders	99,645	96,583	302,732	294,824
Average order size	1,375	1,586	1,396	1,407
Customer online netsales	36,980,000	25,443,000	124,021,000	62,895,000
Sales force, end of period			323	270

Average Productivity (annualized)
Per Account Executive	1,708,000	2,263,000	1,291,000	2,009,000
Per Employee	846,000	1,037,000	640,000	921,000

Product Mix (% of sales)
Notebook & PDA's	11.4%	17.2%	12.3%	15.2%
Desktops & Servers	20.4%	16.6%	20.7%	20.2%
Software	18.5%	17.1%	16.9%	16.7%
Storage	9.1%	8.1%	9.6%	8.8%
NetComm	6.0%	4.1%	5.1%	4.0%
Printers	9.3%	15.8%	8.1%	11.8%
Monitors & Video	9.8%	8.1%	10.0%	9.4%
Memory & Processors	5.4%	4.3%	6.4%	5.1%
Accessories & Other	10.1%	8.7%	10.9%	8.8%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000